Exhibit 4.3

SEE REFERENCE TO RESTRICTIONS ON REVERSE SIDE

INCORPORATED UNDER THE LAWS

OF THE STATE OF TEXAS

A

INDEPENDENT BANK GROUP, INC.

SENIOR NON-CUMULATIVE PERPETUAL PREFERRED STOCK, SERIES A

THIS CERTIFIES THAT             is the registered holder of             (            ) fully paid and non-assessable shares of Senior Non-Cumulative Perpetual Preferred Stock, Series A, $0.01 par value, of BOH Holdings, Inc. (the “Corporation”), transferable only on the books of the Corporation by the holder hereof in person or by duly authorized Attorney upon surrender of this Certificate properly endorsed. The Corporation’s SBLF Identification Number is SBLF0055.

IN WITNESS WHEREOF, the said Corporation has caused this Certificate to be signed by its duly authorized officers and to be sealed with the Seal of the Corporation as of             , 201    .

/s/ David R. Brooks	/s/ Jan Webb
Chairman of the Board and	Secretary
Chief Executive Officer